LITHIA MOTORS, INC.
CORPORATE POLICY REGARDING CONFIDENTIAL INFORMATION
AND INSIDER TRADING
Lithia Motors, Inc. and its directors and officers have a responsibility to protect nonpublic information relating to the Company and its subsidiaries, and to abide by federal and state securities laws governing the use of material non-public information as it relates to trading in the Company’s securities. The Board of Directors has adopted this policy to address the use of material nonpublic information concerning the Company so that each director, officer, employee, consultant, contractor and certain family members of such persons are aware of his or her responsibilities.
Inside Information
It is not possible to define all categories of material non-public information. However, information should be regarded as material if there is a substantial likelihood that it would be considered important to a reasonable investor in making an investment decision regarding the purchase or sale of the Company’s securities. It may be difficult under this standard to determine whether particular information is material, but there are categories of information that are particularly sensitive and, as a general rule, should always be considered material. Either positive or negative information may be material.
Examples of such information include:
•financial performance, including quarterly and year-end earnings and key financial metrics
•projections of financial performance, including future earnings or losses or other earnings guidance
•changes in sales levels
•new significant contracts, manufacturer, distributor or strategic relationships, or the loss thereof
•pending or proposed changes in strategic plan
•pending or proposed mergers, acquisitions or tender offers
•new equity or debt offerings
•pending or proposed disposition or acquisition of significant assets
•changes in dividend policy
•the declaration of a stock split or reverse stock split
•establishment of a stock repurchase program
•significant changes in senior management
•significant litigation exposure due to actual or threatened litigation or the resolution of such litigation
•a cybersecurity risk or incident involving the Company’s business, including relating to customer, employee or Company data
•
The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated broadly to the marketplace in a manner designed to reach investors generally

(such as by a press release or an SEC filing), and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the first trading day after the information was publicly disclosed before you can treat the information as public.
Any material non-public information that has not been formally released to the public through procedures set forth in the Company’s Investor Disclosure Policy, or is not otherwise available to the general public, is referred to in this policy as “Inside Information.”
Persons Covered By Policy
This policy applies to:
•all directors, officers and employees of the Company
•any person who enjoys a contractual relationship with the Company that may place that person in a position to gain knowledge of Inside Information
•any other person who is rendering services to the Company in any capacity pursuant to which such person has access to Inside Information
•any member of the immediate family or household of such persons
•any entity over which any of the above persons has influence or control
•
Confidentiality of Inside Information
Public dissemination of Inside Information shall be made only by authorized persons and in accordance with the Company’s Investor Disclosure Policy. Except as specifically permitted under this policy, you have a duty to treat as confidential all Inside Information about the Company and confidential information regarding others with whom the Company does business. You may not discuss any Inside Information about the Company with anyone other than persons with whom you are expected to deal in the performance of your services for the Company, unless and until the Company has made a public announcement, issued a publication or filed a public document which includes the information or describes the development. Even then, the information may be proprietary, and discussion should be limited to the information which has been made public.
If any officer, director or employee of the Company receives any inquiry from outside the Company, such as a stock analyst, for information (particularly financial results and/or projections) that may be Inside Information, the inquiry should be referred to the Company’s Chief Financial Officer or In-House Counsel (whom we refer to as Securities Compliance Officers) at the corporate offices at (541) 776-6401.

Restrictions on Trading on Inside Information
Background
Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel. The SEC and the New York Stock Exchange use sophisticated electronic surveillance techniques to uncover insider trading. Any person who trades in the Company’s securities, or advises, encourages or recommends to others to trade, while aware of, Inside Information will be subject to significant civil or criminal liability including fines and penalties as well as imprisonment. Further, if you violate this policy, the Company may take disciplinary action, including dismissal for cause.
Statement of Policy
No Trading on Inside Information. You may not trade in the Company’s securities, directly or through family members or other persons or entities, when you are aware of Inside Information, commencing with the date that you become aware of Inside Information and ending at the close of business on the first trading day after the information was publicly disclosed by authorized Company spokespersons. Similarly, you may not trade in the securities of any other company if you are aware of material nonpublic information about that company which you obtained in the course of your employment with or provision of services to the Company. If you are unsure whether the information you possess is Inside Information, contact the Securities Compliance Officers.
No Tipping. You may not pass material nonpublic information on to others or recommend to anyone the purchase or sale of any securities when you are aware of Inside Information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and may not gain any benefit from another’s trading.
Blackout and Pre-Clearance Procedures. No director, Vice President (or above) or other persons having access to consolidated financial data of the Company and designated by the CEO, CFO, CAO or COO (collectively, “Reporting Person and Insider”), may trade in the Company’s securities within the period beginning 15 days prior to the close of any fiscal quarter and ending at the close of business on the first business day after the earnings for such quarter have been announced to the public. This period is referred to as the quarterly “closed window” or “blackout” period. If you are unsure whether the Company is in a closed window period, contact the Securities Compliance Officers. The Company may impose additional event-specific blackouts that will be applicable only to designated persons who have knowledge of a specific material nonpublic event, and who may not communicate the event-specific blackout to other persons.
Trading in the Company’s securities during an open window period should not be considered a “safe harbor.” Any such trades are still subject to the restrictions set forth in the prior paragraphs.
In addition to this policy, the Company requires that all directors and executive officers subject to Section 16 of the Securities Exchange Act of 1934 pre-clear all transactions in the Company’s securities, including gifts, at least two business days in advance of the proposed transaction. The Company will notify you if you are subject to these pre-clearance procedures.
Transactions Covered
“Trading” includes purchases and sales of stock, derivative securities such as put and call options, warrants and convertible debentures or preferred stock, and debt securities (debentures, bonds and notes). “Trading” does not include bona fide gifts, unless the person making the gift has reason to believe that the recipient intends to sell the Company securities when the donor is aware of material non-public information, such as a donation of securities to a tax-exempt charitable organization. “Trading” also includes certain transactions under the Company’s equity plans, as described below.

Stock Option Exercises. This restriction on trading generally does not apply to the exercise and hold of a stock option or the Company’s withholding of shares of stock to pay the exercise price or satisfy tax withholding obligations (assuming such withholding is permitted by the Company, in its discretion), though the exercise of a stock option by persons subject to Section 16 of the Exchange Act is subject to pre-clearance. The trading restrictions do apply, however, to any market sale of the underlying stock, including through a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the costs of exercise.
Restricted Stock Units, Restricted Units and Restricted Stock Awards. This restriction on trading does not apply to the vesting of restricted stock units, restricted units or restricted stock or the Company’s withholding of shares of stock to satisfy tax withholding obligations upon the vesting of such equity awards (assuming such withholding is permitted by the Company, in its discretion). The trading restrictions do apply, however, to any market sale of the underlying stock following vesting of such awards.
Employee Stock Purchase Plan. This restriction on trading does not apply to purchases of Company securities under such a plan resulting from your periodic payroll contributions to the plan pursuant to the election you made at the time of your enrollment in the plan. However, the trading restrictions do apply (a) to your election to participate in the plan and (b) to your sales of Company securities purchased under the plan.
401(k) Plan. This restriction on trading does not apply to purchases of Company securities under the 401(k) plan resulting from your periodic payroll contributions to the plan pursuant to your payroll deduction election. However, the trading restrictions do apply to elections you may make under the 401(k) plan to (a) increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund, (b) make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance, and (d) pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
This restriction on trading does not apply to transactions made under a trading plan adopted pursuant to Securities and Exchange Commission Rule 10b5-1(c), which is in accordance with the Company’s “Guidelines for Rule 10b5-1 Plans” and is pre-cleared in writing by the Company after consultation with legal counsel (“Pre-Cleared 10b5-1 Plan”). Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. A 10b5-1 plan must be entered into at a time when you are not aware of material non-public information and an open trading window. Transactions under a plan may not be made prior to the expiration of the applicable cooling-off period set forth in Rule 10b5-1.1 Once the plan is adopted, you must not exercise any influence over the amount of securities to be traded, the prices at which they are to be traded or the dates of the trades. Subject to limited exceptions, an individual may only have one Rule 10b5-1 plan in place at a time and may enter into only one “single-trade” plan in any 12-month period. The Company requires that any proposed 10b5-1 plan be submitted to the Securities Compliance Officers for review and pre-clearance at least 10 business days before you intend to adopt the plan. The Company is required to report in each periodic report it files with the Securities and Exchange Commission certain details regarding the adoption, termination or modification of plans by directors and executive officers during the last quarter.

Additional exceptions to these blanket restrictions may be granted in writing under appropriate circumstances by a Securities Compliance Officer after consultation with the Company’s securities counsel.

Additional Guidance
The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short-term or speculative transactions in the Company’s
1 Directors and executive officers are subject to a cooling off period of at least 90 days following entry into the 10b5-1 plan (or if later, until two business days after the Company files its Form 10-Q or Form 10-K for the quarter in which the 10b5-1 plan was adopted, not to exceed a 120 day cooling off period in this case). Other individuals are subject to a cooling off period of 30 days.

securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in Company securities is subject to the following additional restrictions.
•No person subject to this policy may engage in puts, calls, short sales (sales of securities that are not then owned), sales against the box (a sale with delayed delivery) or any other derivative transaction involving the Company securities.
•No transactions in Company securities, including derivative transactions, may be made in fully managed accounts (accounts over which the account holder has no trading discretion), except dispositions of shares permissibly transferred to the account. Any transfer of securities into a managed account is subject to any restrictions applicable to a sale of such securities.
•Standing orders and limit orders (excluding standing and limit orders under Pre-Cleared Rule 10b5-1 trading plans) should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. As a result, a standing order transaction executed by the broker when you are aware of material nonpublic information may result in unlawful insider trading. The Company discourages such standing order transactions on Company securities.
•The Company may halt trading by all employees or certain groups of employees at any time the Company finds it necessary or advisable to do so.
•Hedging or monetization transactions, which can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, are prohibited for directors and employees.
•Holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan is prohibited, except that the Board of Directors may grant exceptions to this prohibition when a person wishes to pledge company securities as collateral for a loan (not including margin debt) and demonstrates the financial capacity to repay the loan without resorting to the pledged securities, or in circumstances our Board of Directors determines to be in the best interest of, or not detrimental to, the Company.
Communication of this Policy
The Company will post this policy on the Company intranet accessible by Company employees and will summarize the policy in the acknowledgment made by all Company employees of their annual review of the employee handbook. Reference to the policy will also be included in the Company’s training regarding Company confidential information. The Company will also send a timely email to each Reporting Person and Insider advising them of their status and the commencement date and expiration date of the “closed window” period.
Individual Responsibility and Disciplinary Actions
Every officer, director and other employee, consultant and contractor have the individual responsibility to comply with this policy against insider trading. You may, from time to time, have to forego a proposed transaction in the Company’s securities even if you planned to make the transaction before learning of Inside Information and even though you believe you may suffer an economic loss or forego anticipated profit by waiting.
Directors and officers and other persons identified by the Company must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act. The Company has provided, or will provide, separate memoranda and other appropriate materials to its executive officers and directors and other employees regarding compliance with Section 16 and its related rules.
Directors and employees who violate this policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or immediate termination of employment for cause.
BY ORDER OF THE BOARD OF DIRECTORS

Approved: July 25, 2024